Exhibit 99.1

Media:	Analysts:
Kim Ravenda Benjamin Senior Vice President 330-996-6287	Gary J. Elek Executive Vice President 330-384-7136

FIRSTMERIT ANNOUNCES SALE OF $22.6 MILLION
OF COMMERCIAL LOANS

AKRON, Ohio – January 7, 2003 — FirstMerit Corporation (Nasdaq: FMER) today announced that it has sold a $22,560,000 portfolio of commercial loans to numerous buyers. Approximately $11,000,000 of the loans were in non-accrual status. The sale closed on December 30, 2003.

“The sale of these commercial loans further represents our commitment to remove higher risk loans and strengthen our balance sheet,” said John R. Cochran, Chairman and CEO, FirstMerit Corporation. “Combined with the sale last December of our entire manufactured housing loan portfolio, FirstMerit is accelerating its asset quality improvement.”

FirstMerit will provide approximately $4.5 million after-tax to the loan loss reserve for the effect of the sale. This provision represents a total of $0.05 per share of earnings in the fourth quarter of 2003.

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.6 billion as of September 30, 2003, and 157 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its wholly-owned subsidiaries which include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of FirstMerit as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of FirstMerit’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in FirstMerit’s periodic reports and registration statements filed with the Securities and Exchange Commission. FirstMerit undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.